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EXHIBIT 99.6


                                LOCK-UP AGREEMENT

         THIS LOCK-UP AGREEMENT (the "AGREEMENT") is made and entered into on September 21, 2004, between James LLC (the "SERIES D HOLDER") and Markland Technologies, Inc., a Florida corporation (the "COMPANY").

                                    RECITALS

         A. The Company proposes to enter into a Purchase Agreement (the "PURCHASE AGREEMENT") with the Investors named therein (the "INVESTORS"), pursuant to which, among other things, the Company will borrow certain sums in consideration for, among other things, the issuance of secured convertible notes in the aggregate initial principal amount of $5,200,000 ("NOTES") and warrants ("WARRANTS").

         B. The Series D Holder holds or controls 18,136 shares (the "SERIES D SHARES") of the Company's Series D Cumulative Convertible Preferred Stock (the "SERIES D STOCK").

         C. As a condition of consummating the transactions contemplated in the Purchase Agreement, the Investors have required that the Series D Holder and the Company execute this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Series D Holder and the Company, intending to be legally bound, agree as follows:

         1. From and after the date of this Agreement, the Series D Holder hereby irrevocably agrees it will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly (including by way of swap, pledge or other derivative transactions), or announce the offering of, any of the Series D Shares. Notwithstanding the foregoing, the Series D Holder shall be able to convert its Series D Shares without further limitation and sell the underlying common stock of the Company (the "UNDERLYING SHARES") in accordance with Rule 144, including Rule 144(k). The Company shall use its best efforts to assist (and shall coordinate the assistance of Company counsel) with respect to the removal of the restrictive legend from all Underlying Shares sold by the Series D Holder pursuant to Rule 144.

         2. In the event the Company fails to redeem all remaining Series D Shares held by the Series D Holder by January 15, 2005, the Company hereby agrees to issue the Series D Holder warrants to purchase 1,088,160 shares of the common stock of the Company, $.0001 par value per share, substantially in the form attached hereto as EXHIBIT A (the "PAYMENT WARRANTS"). The Company and the Series D Holder hereby confirm that both parties intend to comply


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              with the provisions of the Securities Purchase Agreement, dated
              April 2, 2004, by and among the Company and the Investors named therein (the "APRIL 2 AGREEMENT"), so as not to cause any adjustments to the Per Share Purchase Price (as defined in the April 2, Agreement) pursuant to Section 4(g) of the April 2 Agreement. Therefore, both parties agree that any obligation on the part of the Company to deliver Payment Warrants to the Series D Holder, is contingent on the expiration of the New Transaction Period, as that term is defined in the April 2 Agreement.

         3. The Series D Holder hereby represents and warrants that neither it nor any of its affiliates beneficially owns or otherwise has the right to receive any shares of the Series D Stock, or any economic interest therein or derivative therefrom, other than the Series D Shares.

         4. The Series D Holders and the Company each acknowledge and agree that this Agreement is entered into for the benefit of and is enforceable by the Investors and their successors and assigns. Accordingly, the parties understand and agree that any Investor shall have the right to seek any one or more remedies for any act in contravention of this Agreement, including obtaining injunctive relief and monetary damages against any one or more of the parties hereto.

         5. This Agreement will terminate as of the first to occur of (i) notice from the Company and the Investors that the transactions contemplated by the Purchase Agreement shall have been terminated in accordance with their terms, and (ii) March 15, 2005.

         6. This Agreement may not be amended, waived, restated, modified or assigned in any manner except by a written agreement executed by each of the parties hereto and then if and only if consented to in writing by the Investors.

         7. Each party hereto shall notify the other and the Investors of any breach or purported breach of this Agreement in writing.

         8. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

         9. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

         10. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without regards to principles of conflicts of law, and the federal laws of the United States of America applicable therein.



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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement as of the day and year first above written.


                                         JAMES LLC


                                         By: /s/ Navigator Management Ltd.
                                             -----------------------------------
                                             Name:
                                             Title:


                                         MARKLAND TECHNOLOGIES, INC.


                                         By: /S/ KENNETH DUCEY, JR.
                                             -----------------------------------
                                             Name:  Kenneth Ducey, Jr.
                                             Title: President & Chief Financial
                                                    Officer




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